INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL ANNOUNCES CLOSING OF
FOUR MANUFACTURING PLANTS

COMPANY COMMENTS ON OUTLOOK FOR THE SECOND QUARTER OF 2005

St. Louis, Missouri, June 7, 2005 – Furniture Brands International (NYSE: FBN) announced today the closing of three case goods manufacturing facilities and the conversion of an upholstery manufacturing facility to a warehouse.

Thomasville, a subsidiary of Furniture Brands, has announced the closing of Plant A, a high-end case goods manufacturing facility in Thomasville, North Carolina, and the concurrent closing of several smaller support facilities in the Thomasville area. Plant A has 373,000 square feet of manufacturing space and the support facilities represent an additional 436,600 square feet of space. These closings will entail the elimination of over 600 salaried and hourly jobs, and they should be completed by November of this year. Some of the products manufactured in Plant A will be manufactured in other Thomasville facilities, and the remainder will be imported. The activities formerly performed at the support facilities will be moved to other existing Thomasville locations.

Broyhill, also a subsidiary of Furniture Brands, has announced the closing of its Harper case goods facility and its Occasional 1 case goods facility, both located in Lenoir, North Carolina. The Harper facility is 390,000 square feet and the Occasional 1 facility is 419,000 square feet. The products manufactured in these two plants will be manufactured in other Broyhill plants in the Lenoir area. Broyhill expects to eliminate 484 jobs, and the closings are scheduled to be completed by November of this year.

In addition, Broyhill announced the conversion of its upholstery Plant 68 in Rutherfordton, North Carolina to an import distribution center for case goods. Upholstery production in the Rutherfordton facility will be moved to Broyhill’s Plant 3 in Lenoir, North Carolina and Plant 5 in Taylorsville, North Carolina. The Rutherfordton facility is 434,000 square feet and Broyhill expects to eliminate 160 jobs. The conversion should be completed by September of this year.

W.G. (Mickey) Holliman, Chairman and Chief Executive Officer of Furniture Brands, said, “The closing of these manufacturing and support plants is an accelerated step in our continuing effort to balance our domestic production with our import program and to gain greater efficiencies in our domestic facilities. Consolidation of our manufacturing into fewer facilities will improve capacity utilization and it will help with absorption of fixed costs. The conversion of the Rutherfordton facility to an import warehouse will improve our logistic efforts, and in addition will enhance our efficiencies as a result of consolidating three upholstery plants into two. All of these initiatives are for the purpose of improving our margins and delivering greater value to our shareholders and to our consumers.”

The company also announced it expects second quarter 2005 sales to be flat to modestly down against last year, and second quarter net earnings per common share on a diluted basis to be in the $0.11 to $0.13 range, which includes the effects of a restructuring charge of $0.19 cents per common share attributable to these plant closings and to other previously announced charges.

Mr. Holliman stated, “Business conditions across most of our operating companies remain as was expected when we first issued our second quarter guidance in April, but written business at Broyhill has fallen far short of expectations. In addition, Broyhill’s new Chief Executive Officer Harvey Dondero is implementing significant changes at Broyhill. These changes have negatively impacted that company’s earnings in the short term as he positions the company for improved profitability. We will have more to say about Broyhill and about business conditions generally at our Analyst & Investor Conference on Thursday of this week.”

The company announced it will provide guidance with respect to the third quarter of this year at the time of the issuance of its second quarter results on July 27, 2005.

Furniture Brands is hosting an Analyst & Investor Conference in New York City on Thursday, June 9, beginning at 9:00 a.m. (EDT). The conference will be web cast and will be accessible live and archived on the company’s web site, www.furniturebrands.com. Information on the conference is available on the company’s web site as well.

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry –Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the company’s expected earnings per share, the prospects for the overall business environment, and other statements containing the words “expects,”“anticipates,” “estimates,” “believes,” and words of similar import. The company cautions investors that any such forward-looking statements are not guarantees of future performance and that certain factors may cause actual results to differ materially from those in the forward-looking statements. Such factors may include: overall business and economic conditions and growth in the furniture industry; changes in customer spending patterns and demand for home furnishings; competitive factors, such as design and marketing efforts by other furniture manufacturers; pricing pressures; success of the marketing efforts of retailers and the prospects for further customer failures; the company’s success in furniture design and manufacture; the effects of manufacturing realignments and cost savings programs; and other risk factors listed from time to time in the company’s public releases and SEC reports, including but not limited to the most recent reports on Forms 10-Q and 10-K. The company also cautions investors that our forecast for the second quarter of 2005 represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.